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Everest Global Services, Inc.
100 Everest Way
Warren, NJ 07059
Tel: (908) 604-3000
Fax: (908) 604-3322
www.everestglobal.com
January 13, 2025
Jim Williamson
Acting Chief Executive Officer
Dear Jim,
I am pleased to advise that in recognition of your new responsibilities as Acting Chief Executive Officer, Everest Group, Ltd., effective immediately, you will receive a monthly stipend of $25,000 (less applicable withholdings). This monthly stipend will be paid to you in the second payroll of each month and will continue to be paid as long as you serve in the role of Acting Chief Executive Officer, Everest Group Ltd.
Other than the above, no other terms of your compensation are changing at this time.
Congratulations, and thank you for your ongoing commitment to Everest.
Sincerely,

/s/ Gail Van Beveren
Gail Van Beveren
EVP and Chief Human Resources Officer
Agreed Upon:

/s/ Jim Williamson
Jim Williamson    Date
Everest Group, Ltd. ("Everest") is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda, and other territories. Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world. Everest common stock (NYSE: EG) is a component of the S&P 500 index. Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com. All issuing companies may not do business in all jurisdictions.